Exhibit 10.1

SOUTHWEST IOWA RENEWABLE ENERGY, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Fifth Amendment to Steam Service Contract
between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation, hereby agree to this fifth amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on four prior occasions (as so amended, the “Contract”).  Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”  For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1.           Article II of the said Contract (as reflected in the “Fourth Amendment to Steam Service Contract...”) shall be amended as shown below, with the underlined text to be added to, and the lined-through text to be deleted from, Article II, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.

Pre-January 1, 2013.  Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is (i) $[*] per million Btu (net), as hereinafter defined (See Article III below), for all steam service provided under this Contract during the period beginning January 1, 2009 through and including November 30, 2009; (ii) $[*]per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during the period of time beginning December 1, 2009 through and including January 31, 2012.  After January 31, 2012, through December 31, 2012, the Net Energy Rate shall be adjusted in accordance with Article III.  In addition, if between ~~after~~ January 31, 2012 and December 31, 2012, the Customer increases its use of steam by [*] percent or more than Customer is using as of December 1, 2009, or the Customer reduces the amount of steam bypassing the steam turbine by [*] percent or more, resulting in the consistent generation of [*]percent or more electricity for Company than is being generated as of December 1, 2009, the parties will negotiate, in good faith, an adjustment to the Net Energy Rate that is proportionate to the increase and/or reduction referenced above.  The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract).  In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $[*].  Nothing in this Article II shall be

SOUTHWEST IOWA RENEWABLE ENERGY, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.

January 1, 2013 and Thereafter.  Notwithstanding the foregoing paragraph and in lieu of the January 1, 2013, and thereafter, pricing that would otherwise be established pursuant to Article III hereof, the Parties hereby agree that beginning January 1, 2013, the Customer shall pay to Company, in accordance with the terms and other provisions set forth herein, a Net Energy Rate which is equal to $[*] per million Btu (net).  Beginning on April 1, 2013, and for each successive calendar quarter thereafter, commencing with the first day of each such calendar quarter, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is equal to the Net Energy Rate for the prior calendar quarter multiplied by a [*]Factor calculated as the quotient of (1) the average of the [*] Index published for each calendar month of the prior calendar quarter, divided by (2) the average of the [*] Index published for each calendar month of the calendar quarter preceding the prior calendar quarter.  “[*] Index” is defined as the published price reported in the first publication for each calendar month of [*], in the table entitled “[*]” in the [*] index column.  In the event that [*] fails to publish such index for any calendar month, Company shall in good faith determine a suitable replacement price for such calendar month taking into account published prices for a comparable location and/or prices from other leading publishers.  However, in no case shall the said Net Energy Rate exceed the rate that would have been produced using the calculation prescribed by Article III hereof, nor shall the said Net Energy Rate fall below $[*] per million Btu (net).  Stated differently, the Parties agree that the above methodology shall be utilized to establish the Net Energy Rate, except that it shall not exceed the rate that would have been produced using the calculation prescribed by Article III hereof, nor shall it fall lower than $[*] per million Btu (net).  If the Net Energy Rate yielded by the above methodology would exceed the rate prescribed by Article III, then the Net Energy Rate used shall equal the rate prescribed by Article III for the pertinent quarter.  If, on the other hand, the Net Energy Rate yielded by the above methodology would fall below $[*] per million Btu (net) then the Net Energy Rate used shall be $[*] per million Btu (net) for the pertinent quarter.  The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract).  Customer agrees that, commencing on January 1, 2013, and continuing for the remainder of the term of this Contract, Customer shall take [*] percent of its steam requirements from Company up to the limit established in Article I hereof—i.e., 475,000 pounds per hour.  The foregoing Customer commitment to take its full steam requirements from Company shall not obligate Customer to the extent, and for such period of time, that Company cannot supply [*] % of Customer’s requirements; nor shall it obligate Customer to the extent of the relatively small amount of steam Customer

SOUTHWEST IOWA RENEWABLE ENERGY, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

produces by reason of Customer’s need to keep a boiler on standby in case of an interruption in Company’s supply of steam.

In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $[*].  Nothing in this Article II shall be interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.

In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.

The Parties hereby acknowledge and agree that Customer has, as of December 1, 2009, placed into service the non-condensing steam turbine-generator system that was to be provided by Customer, that the non-condensing steam turbine-generator system has been commissioned per prudent utility practice, and ownership has been transferred to Company, however the said non-condensing steam turbine-generator is not fully operational as contemplated by Article VIII, Section 2(c) of the Contract and it is not producing sufficient steam to yield the kind of electric energy production that was contemplated.  Nothing in this Amendment No. 4 shall be interpreted as a waiver by MidAmerican of any potential claim(s) it may have as a result of such failure.

2.           Article III of the said Contract (as reflected in the “Fourth Amendment to Steam Service Contract...”) shall be deleted in its entirety and replaced with the following.

III.           NET ENERGY RATE CAP PROVISIONS

The Net Energy Rate charged to Customer shall be as set forth in Article II except that, beginning on April 1, 2013, such Net Energy Rate shall not exceed $[*] per million Btu (net) (the “Initial Maximum Rate”) and, beginning on January 1, 2014, such Net Energy Rate shall not exceed the rate established by the following calculations (the “Current Maximum Rate”).  Beginning January 1, 2014, the Current Maximum Rate shall be the product of the Initial Maximum Rate and the Escalation Factor as set forth below.  For each successive calendar year, beginning January 1, 2015, the Current Maximum Rate shall be the product of the Current Maximum Rate applicable to the prior calendar year (“Prior Year Current Maximum Rate”) and the Escalation Factor as set forth below.

The Escalation Factor applicable to any particular calendar year shall be calculated as the sum of [*] plus the average of (a) the percentage change in the Coal Index during the prior calendar year as compared to the [*] prior to that calendar year, and (b) the percentage change in the Electric Index during the prior year as compared to the [*] prior to that prior year.

The Coal Index for any calendar year shall be the delivered coal cost for such calendar year at [*], as reported by Company to the U.S. Energy Information Administration (“USEIA’).  In the event such information is no longer reported to the USEIA, then the Company shall in good faith determine a suitable replacement for such delivered cost of coal information.

The Electric Index for any calendar year shall be the average of (a) the average of [*], and (b) the average of [*].  In the event that the [*], and/or the [*], are not available, then the Company shall in good faith determine a suitable replacement for such pricing information.

3.           Article XVII (“Miscellaneous”) of the said Contract shall be amended by the addition of a new Section 8 thereof, as shown below (the underlined text is to be added as the new Section 8):

8.           WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

4.           All other provisions of the Contract shall remain unchanged.

The foregoing Fifth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the 1st day of January, 2013

MidAmerican Energy Company		Southwest Iowa Renewable Energy, LLC

By:	/s/ illegible	By:	/s/ Brian T. Cahill

Title:	President & CEO	Title:	President & CEO